Exhibit A

Arthur Schmidt & Associates, Inc.   For:  AUTOMATIC DATA PROCESSING, INC.
342 MADISON AVENUE                           (NYSE:AUD)
NEW YORK, NEW YORK 10173
TEL (212) 953-5555
FAX (212) 953-5554
------------------------------------------------------------------------

                                                  FOR IMMEDIATE RELEASE


ADP SIGNS AGREEMENT TO ACQUIRE GSI


     ROSELAND, N.J. August 31, 1995 -- Automatic Data Processing, Inc. has entered into an agreement to acquire for cash all of the outstanding shares of GSI, a European computer services company based in Paris, France. The transaction is valued at FF 2.3 billion (approximately US $460 million) and is subject to GSI shareholder and various governmental approvals. The trans-action is expected to close before the end of the calendar year and may have a slightly dilutive effect on ADP's earnings per share.


     GSI is the European leader in providing payroll and human resource information services. GSI also provides facilities management, banking, clearing and other information services in Europe.

     GSI's revenues are in excess of FF 2 billion (US $400 million) and the company has over 3,000 employees, with operations in France, Germany, Italy, Spain, Switzerland and the United Kingdom.


     Josh S. Weston, chairman and chief executive officer of ADP, said, "The acquisition of GSI positions ADP as the largest global provider of payroll and human resource services. The exceptional strength of the GSI management team will facilitate our continued expansion in Europe."

     ADP, with $3 billion in revenue and 350,000 clients, is one of the largest independent computing services firms in the United States.


                               #MDS#JMH#

The information and opinions contained in this release have been furnished and approved by Automatic Data Processing, Inc. We are retained by them as investor relations counsel.

  (201) 994-5677

                                        September 1, 1995



  Securities and Exchange Commission
  Filing Desk
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C. 20549

     Re:  Current Report on Form 8-K of Automatic Data Processing, Inc. ("ADP")

  Gentlemen:

     We hereby electronically file via EDGAR, pursuant to applicable rules promulgated under the Securities Exchange Act of 1934, as amended, ADP's Current Report on Form 8-K (the "Form 8-K"), including exhibits.

     One (1) manually signed copy of the Form 8-K, with exhibits, is being mailed on the date hereof to each of the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange.

                                        Sincerely,

                                        /s/ Daniel A. Zaccardo, Esq.

                                        Daniel A. Zaccardo, Esq.


  cc (w/encl): The New York Stock Exchange
          The Pacific Stock Exchange
          The Chicago Stock Exchange